EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 1, 2007, relating to the consolidated financial statements of WaferGen Bio-systems, Inc.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Rowbotham & Company LLP

San Francisco, California
September 21, 2007